Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

February 3, 2026
Veradermics, Incorporated
470 James St.
New Haven, CT 06513
Ladies and Gentlemen:
We have acted as counsel to Veradermics, Incorporated, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-1 (File No. 333-292657) (as amended through the date hereof, the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the second Registration Statement on Form S-1 filed by the Company pursuant to Rule 462(b) under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is furnished to you in connection with the filing of the 462(b) Registration Statement, relating to the registration of up to 1,986,794 shares of the common stock, $0.00001 par value per share, of the Company (the “Securities”), which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares, if any. The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) by and among the Company and Jefferies LLC, Leerink Partners LLC, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representatives of the underwriters named therein.
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement and against payment of the consideration set forth therein, will be, validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP